Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript

November 3, 2016

4:30 p.m. ET

Q3 2016

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna	Vice President, Strategic Planning
Steven Udvar-Házy	Executive Chairman
John Plueger	CEO and President
Greg Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Moshe Orenbuch	Credit Suisse
Jamie Baker	JPMorgan
Helane Becker	Cowen and Company
Vincent Caintic	Stephens Inc.
Jason Arnold	RBC Capital Markets
Michael Linenberg	Deutsche Bank Research
Christopher Nolan	FBR & Company
Rajeev Lalwani	Morgan Stanley
Andrew Light	Citigroup

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Welcome to the Air Lease Corp (ALC) third-quarter earnings call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to turn the conference over to your host, Vice President Ryan McKenna.

Ryan McKenna – Air Lease Corporation – VP, Strategic Planning

Good afternoon, everyone, and welcome to Air Lease Corporation's third-quarter 2016 earnings call. This is Ryan McKenna; I am joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our third-quarter 2016 results. A copy of our earnings release is available on the Investor section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, November 3, 2016, and the webcast will be available for replay on our website. At this time, all participants of this call are in listen-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Including, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense and stock-based compensation expense. These statements, and any projections as to the Company's future performance, represent Management's estimates for future results, and speak only as of today, November 3, 2016. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of gives an extension commission the risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call, such as adjusted net income, before income taxes, adjusted diluted earnings-per-share before income taxes, and adjusted pre-tax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures, as well as our definition of them in the reconciliation corresponding GAAP measures, can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and the Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted. I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John Plueger – Air Lease Corporation – CEO and President

Thank you, Ryan. I am delighted to report that for the third quarter 2016, Air Lease achieved record quarterly diluted earnings per share of $0.86, an increase of 21% over the prior year, third quarter. Revenue for the quarter rose 13.4% to $355 million. Revenue year-to-date rose 17% to $1.049 billion, compared to the prior year nine-month period. It is noteworthy that last year, it took us about the full-year to pass $1 billion in revenue. This year, we surpassed that mark in nine months.

Additionally, we increased our industry-leading pre-tax margin to 40.7% for the quarter, versus 38.2% for the prior year quarter. However, we internally view and manage our business on an adjusted pre-tax margin basis, and on that basis, our third-quarter 2016 margin was 44.3% versus 42% for the prior-year third quarter. On a trailing 12 month basis, we witnessed our highest pretax return on equity of 17.8%. And similar to our margin analysis, our adjusted pretax return on equity grew to 19%.

Our business is strong. Recognizing these strengths, shortly after quarter-end, Standard & Poor's upgraded our corporate rating from BBB minus to BBB. Our financial performance continues to demonstrate strengthening credit metrics, and you can see this in the debt marketplace and the trading levels of our bonds. We executed two successful attractively priced bond transactions during the third quarter, and our CFO, Greg Willis will offer more color on these items in his remarks.

Operationally during the quarter, we took delivery of six new aircraft and sold seven aircraft, and of those seven, six were sold to Nordic Aviation Capital (NAC). Our sales program with NAC for the sale of our ATR and Embraer fleet, overall is proceeding on track. In fact, we anticipate that for the first time, ALC will conclude the year with about $1 billion in aircraft sales. We are starting to outline our sales program for 2017. We believe we will see continuing good demand for aircraft from our portfolio.

Our forward lease placements remain very robust, enabling us to have 91% new aircraft placement through 2018 and 82% through 2019. In particular, we see continued strong leasing appetite in China. A few days ago, China Southern reported a tripling of their quarterly profitability, and Air China also reported significantly increased profitability in their third-quarter results. As a reminder, 90% of ALC’s aircraft leased in China are with the three main airline groups including Air China, China Eastern and China Southern.

Globally, we recently announced major new aircraft lease placements in Asia with Vietnam Airlines, in Europe with LOT Polish and Azores Airlines and in the Middle East with Air Arabia. Equally, our twin-aisle lease placements have kept pace in unit ratio with our single-aisle placements. Look for upcoming releases from us on further twin-aisle lease placements. Overall, as we look forward, we continue to see a solid demand environment for our available delivery positions. With respect to Blackbird Capital, we are focused on further additions to the portfolio and long-term financing for this venture. We continue to apply a very disciplined approach, pursuant to the aircraft investment guidelines. We believe the LPs are very satisfied with the performance of this joint venture.

Looking forward a bit, most of you are aware of production challenges with Pratt & Whitney on A320neo and A321neo aircraft. Airbus as advised us to anticipate a few month delays on some or all of our PW-powered A320 and A320neo aircraft, scheduled for delivery in 2017. We have 8 such aircraft on the 2017 schedule, out of a total of 34 new aircraft delivery stream for 2017. It is premature to judge the impact, as we are still discussing specific aircraft delays and financial remedies. We are confident, however, that the earnings plan we envision for 2017 will be fully achieved as we look to add incremental aircraft by taking advantage of market opportunities. Our business model is flexible for contingencies, and allows us to prosper in varied market conditions.

I want to take a special moment to thank our terrific team at ALC who, quarter after quarter, year after year, continues to produce tremendous operating and financial results. Let me also remind you that ALC’s Management and Board collectively own a far greater percentage of our outstanding stock than our any of our publicly traded peers. Our total focus is on building long-term shareholder value. So let me now turn the call over to our Executive Chairman Steve Hazy, who will give you some good news on our dividends and will also provide further ALC remarks and color on the industry. Steve, over toyou.

Steven Udvar-Házy – Air Lease Corporation – Executive Chairman

Thanks, John. I am very pleased to report that based on the strong financial performance of ALC in 2016, our Board of Directors has authorized a 50% increase in our common stock cash dividend from $0.20 per share per year to $0.30 per share per year. The increased cash dividend of $0.075 per share per quarter will be payable to our shareholders early in January 2017. It is important to emphasize that the high quality and earning power of our existing jet aircraft portfolio and our very capable management team have resulted in ALC’s ability to generate superior financial results.

The carefully selected and customized order book of new technology, single-aisle and twin aisle aircraft, has proven to be extremely popular with our airline customers. With deliveries scheduled over the next five years, we have already placed on long-term lease contracts, significant percentages of our A320 and A321neos, A350s, Boeing 737 MAXs and Boeing 787-9s and 787-10s. The Airbus A330neo is beginning to show momentum and increasing airline demand, as we plan for our first delivery and the spring of 2018. We do see some caution signs from suppliers in the aerospace industry with regards to impediments to notable increases and single aisle production rates at Airbus and Boeing. There have been some delivery deferrals, and as John mentioned, the situation at Pratt & Whitney, on delayed engine deliveries for A320 family neos is another example that the OEMs need to be more vigilant and conservative in their forward planning.

ALC has been extremely successful at lease placements for the new Boeing 737-8 MAX with multiple airline customers this year for deliveries in 2018, 2019 and 2020. Demand for our new Airbus and Boeing jet aircraft has been fueled by better than expected global passenger traffic growth, solid profitability at most of our airline customers. And please note that IATA traffic figures supplemented by high growth rates at LCC and ULCC airlines has created significant demand for ALC’s aircraft on a long-term basis.

To illustrate and demonstrate the strength of ALC’s franchise, we have signed long-term lease contracts for 143 -- I repeat, 143 new Airbus and Boeing jets that have not even yet delivered as of today. But are scheduled for future deliveries on long-term leases. These 143 new aircraft are to be delivered in the future, and have been contracted to lease out include 42 new twin-aisle jets and 101 new single-aisle aircraft. As you can see, the Company is very well-positioned for future success. Now, let me turn this over to Greg Willis, our Executive Vice President and Chief Financial Officer.

Greg Willis –  Air Lease Corporation – Executive Vice President and CFO

Thank you, Steve. We completed the third quarter of 2016 with record revenues and profits. Our results were driven by the continued growth of our fleet through the acquisition of six new mainline aircraft from our order book, representing $451 million in capital expenditures. Our overall portfolio lease rate factors continue to remain constant, along with our core fleet metrics, which include our 3.7 year weighted average age and our weighted average lease term remaining of 6.9 years.

Our long-term lease contracts continue to provide a significant amount of visibility into our expected future earnings and cash flows of our business. Looking forward to the fourth quarter, we expect to deliver 10 aircraft from our order book, representing $700 million in capital expenditures. The majority of these deliveries are scheduled to occur mid-quarter, and additionally, three of these aircraft are ATR aircraft, which will be sold at delivery. For the quarter ended, we generated record revenues of $355 million, which includes $4.7 million in overall revenues, representing 1.3% of total revenues, and $10 million in gains in the sale of seven aircraft generating $169 million in proceeds.

Over the next two quarters, we expect to complete the sale of the remaining 17 E-Jet and 5 ATR aircraft. We continue to benefit from our operating leverage, as we grow our fleet. This was reflected in our ratio SG&A to revenue, which declined to 5.6% from 6.2% in the prior year. All of this activity contributed to us achieving our highest adjusted pretax return on equity of 19% in our history.

Turning to the financing side of the business, we were very active in the Capital Markets in the third quarter. We opportunistically took advantage of a very constructive tone in the financial markets. In the third quarter, we executed two public bond offerings; the first was a seven-year $750 million senior notes issuance with a coupon of 3%. Then in late September, we followed with a $500 million issuance maturing in January 2020 with a coupon 2.125%, which subsequently closed in October. These transactions allowed us to opportunistically build liquidity to $2.9 billion, providing us with a substantial amount of financial flexibility. Giving effect to these transactions, our fixed rate debt increased to 86%, from 72% of total debt, and our composite cost of funds slightly increased to 3.46% from 3.33% in the second quarter.

Our unsecured debt, as a percentage of total debt, has ticked up to 92% as we continue to view the unsecured debt market as a more attractive market than the secured financing alternatives. We ended the quarter with a debt-to-equity ratio of 2.6 to 1; however, there is no change in our target debt equity ratio of 2.5 to 1. As John mentioned, we are very pleased with the S&P upgrade of Air Lease to BBB flat from BBB minus, citing strengthening credit metrics and the earnings and cash flow benefit of a growing fleet. We continue to focus on our key credit metrics and explore other rating opportunities as we see appropriate. The upgrade has the immediate impact of lowering the pricing on our unsecured revolving credit facility to LIBOR plus 105 basis points, which will generate substantial interest savings for us going forward. This concludes my review of the results and the financing activities of the Company, and I will now turn it back to Ryan.

Ryan McKenna

This concludes Management's remarks. For the question-and-answer session, each participant will be allowed one question and one follow-up. Now, I would like to hand the call over to the Operator. Operator?

Operator

(Operator Instructions). Moshe Orenbuch, Credit Suisse.

Moshe Orenbuch

(Technical difficulty) – kind of record levels of returns. It also seems like you are placing the fleet further out into the future, so could you just talk a little bit about that? What is driving that decision? Are you able to lock in what is essentially, these high levels of returns for longer period of time?

John Plueger

Thanks, Moshe. We take a very balanced view towards our forward placements, and what we notice is two things. Number one, we are tending to place larger groups of aircraft, and not just twos and threes. For example, our recent announcement of Vietnam Airlines, we placed 12 A321neos with -- and we have many other examples. So when you are placing larger quantities under favorable terms with great credits like that, that is one aspect of the decision.

The second aspect, though, is how much do we hold back to have available product for ongoing campaigns. That is actually one of our most consistent internal discussions here. We just try and take the right balance for having -- we will probably always err on the side of placing more, further out. We like to sleep well at night time, and we always do, but we like to have a bit in reserve. So suffice it to say that, that forward placement is fundamentally based on airline demand, and placements of larger quantities of aircraft with high quality carriers. Yet allowing us to still have a reservoir of available aircraft to meet current campaigns, and we have many, many ongoing and active campaigns. At the end of the day, it is mostly driven by demand and our opportunity to seize upon that demand with good lease rate structures, with great credits.

Moshe Orenbuch

Great. Thanks, John. Maybe -- you made a comment that despite the fact that there could be some delivery delays during 2017, that you would be interested in kind of taking advantage of market opportunities. Is there any way you could expand on that a little bit? What sorts of -- are you seeing dislocation? Is it airlines that have too many planes? Maybe just a little more on that.

John Plueger

I will have Steve comment on that, actually.

Steven Udvar-Házy

Yes, some airlines are accelerating their requirements, and some airlines are re-juggling their future deliveries. We have taken advantage of that with both Boeing and Airbus. For example, next year, we are taking delivery of two 737 MAXs that we had not planned on taking until 2018. We have also picked up a number of Airbus A321 positions next year that were not in our original plan. We are sort of backfilling from earlier deliveries in 2017 that will probably offset the delays as a result of Pratt & Whitney on the neos.

John Plueger

Moshe, I would add we actually have been doing this pretty regularly. Every quarter you see us adding usually a few incremental aircraft, so this is not new for us. It is more a matter of how much we have accelerated, etcetera. I stand by my remarks that we expected to fully deliver on our anticipated earnings plan for 2017.

Moshe Orenbuch

Got it. Thanks so much.

Operator

Jamie Baker, JPMorgan.

Jamie Baker

Hello, good afternoon, gentlemen. First question for Greg; I assume for Greg. On a spot basis, given where lease rates currently are, and given where your all-in debt costs are, how would you compare the spreads to what you were achieving two years ago? In other words, on a spot basis, has the decline in borrowing costs fully or only partially offset some of the pressures that exist on lease rate factors?

Greg Willis

I would say for us, specifically, we have had significant improvement on our credit spreads. That is why you have seen our margin over the last two years significantly increase. So excluding that factor, I think it has probably been about the same.

Jamie Baker

Okay, that is helpful. And can you drill down the 91% and 82% placement figures? In terms of what has not yet placed, any particular aircraft type, or -- that you are exposed on? And are those to be placed units clustered in any particular quarter that we should be aware of?

John Plueger

No, we have a great balance of when we have availed positions; we are not clustered as to wide bodies or single-aisles. We have both available; we have the MAX, we have the neo, we have a couple of 787s, a few A330s. So again, with the idea that in our quiver of arrows of product, we want to have everything that we possibly can have available for current campaigns. And we have, sitting here today, campaigns that should take us out completely of all of 2018 and probably the rest of 2019 in a fairly short order. There is no concentration, there is no cluster, and we kind of do this by design.

Steven Udvar-Házy

In terms of 737 MAXs and A320, A321neos, we are completely leased out through the end of 2018.

Jamie Baker

All right. Greg, John, and Steve, thank you for taking my questions. I appreciate it.

John Plueger

Thanks, Jamie.

Operator

Helane Becker, Cowen.

Helane Becker

Thanks, operator. Hello, guys, thank you for the time.

John Plueger

How is Hong Kong?

Helane Becker

It is early here -- (laughter) -- but it has been fun. It has been a good conference, so thanks for asking. I got to spend some time with Kishore , so I know he is -- although he is very busy. Here is one question for you. On the managed fleet, how many of those aircraft are Blackbird aircraft? And how many of the aircraft sold in the quarter were sold to Blackbird?

Greg Willis

I do not believe we give the breakout of individual units between Blackbird and our other managed vehicles.

Steven Udvar-Házy

But none of the used aircrafts that we sold in the quarter --

Ryan McKenna

We had zero sales, Helane, in Q3.

Steven Udvar-Házy

Six of the seven went to Nordic Aviation Capital, and one other one was sold to another aircraft leasing company. But not related in any way to Blackbird.

John Plueger

Unfortunately, we do not breakout the 33 managed aircraft by where they are, or the source of the ownership.

Helane Becker

Okay, and then just one other question on the lease term, I am not sure that I understood why the lease term declined from the beginning of the year to now when you have gotten more aircraft into the fleet?

Steven Udvar-Házy

It is not the average length of the leases, it is the average length of the lease term remaining. Let us say we delivered an aircraft January 1 on a 10-year lease. By September 30, the length of that lease is only 9.25 years. Do you see what I am saying?

Helane Becker

Yes.

John Plueger

Also Helane, one other factor, and that is, we have been aggressively selling our E-Jets and our ATRs, and those airplanes are very young. They had really long leases on them, so that has two effects. It actually helped to shorten the average remaining lease period, number 1, but also it is the major factor accounting for, I think we had one or two-tenths increased in the average age. That is because the vast majority of these ATRs and Embraers are only two years old. When you are selling a lot of very young aircraft in your fleet, it is going to bias the average portfolio results.

Steven Udvar-Házy

But we are adding a lot of new aircraft in the fourth quarter, and the first and second quarters of next year. And many of those aircraft, or virtually, a very high percentage are in 12-year leases, so we expect the average lease term to continue to be very solid.

Helane Becker

Okay, well, thanks, guys.

Steven Udvar-Házy

Thanks, Helane.

John Plueger

Have fun.

Operator

Vincent Caintic, Stephens.

Vincent Caintic

Hello, good afternoon, guys. First is on the delivery schedules of some of the engine-related delays. If you could describe some of the -- the historical perspective of how you are typically made whole on that? Because it seems like whenever there is volatile times, whether it is production delays or something else, that you actually are able to economically benefit from that, and take advantage of volatility.

John Plueger

Well, as I said in my remarks, Vincent, that we are in ongoing discussions about specific aircraft delays, and if you listen carefully, I said up to eight aircraft, because we just do not really know, and it is a few months for those aircraft. But I also said that we are discussing each individual aircraft and financial remedies for those delays. This is an ongoing negotiation and process, I cannot really comment further, but I think you are accurate historically to say that we usually manage to make ourselves whole with the manufacturers.

Vincent Caintic

Got it, makes sense. And then just a second question, one of the other aircraft lessors earlier this week, was discussing that aircraft prices are high and lease rates have maybe moved down. I think they said that it was going to -- it was moving down to the 7% and 9% range. Kind of wondering what you are seeing with your new lease placements, if there is maybe some benefit for you. And also, how you think about the depreciation rates going forward? Thanks.

Steven Udvar-Házy

We continue to maintain our 3.4% per year; 25-year life, so 15% residual. Contrary to what has been said by other parties, we are not seeing the kind of numbers that you are talking about.

John Plueger

I will stand by remarks, Vincent, last quarter you recall me saying we are seeing more variability in the lease rates going out, and maybe a little bit of downward pressure for the best credits at the bottom end, but generally speaking, that holds true in Steve's comments. Maybe a little more variability, but we are not seeing -- in the leases we are writing, we are not seeing any significant movement.

Vincent Caintic

Got it. Thanks very much, guys.

John Plueger

Sure.

Operator

Jason Arnold, RBC Capital Markets.

Jason Arnold

Hello, guys. Nice results on the quarter, and congrats on the upgrade to BBB flat. I am curious on that note, in particular, looking at your bigger maturity upcoming here in April, and credit spreads that look like you could reasonably see a high 2%, low 3% average funding costs. Just curious, is that is a fair assumption on our part, and then maybe beyond that, any other benefits from the upgrade to be had? I know that you mentioned an improvement on your revolver to LIBOR plus 105, but maybe if you could also give us any other thoughts there, as well as maybe what the facility cost you previously?

Greg Willis

Yes, Jason, this is Greg. I think you nailed the range. I think all you need to do is to go look at where our current bonds are trading to sort of build up a curve that it will indicate where the market is for our bonds at various points in time along the spectrum. I think you had that one right. I think the other benefit that we have not really touched on the upgrade, is increased access to capital. I think there is a lot more banks that are very sensitive to – that differentiate between BBB minus and BBB flat. I think that is a really powerful advantage that we have going to BBB flat, so increased access, lowering our spreads, and obviously, decreasing the margin on our bank revolver, are the three big benefits of the upgrade.

Jason Arnold

Okay, super. Thanks. I do not know if you speak on it at all, but the ABS transaction you are working on for Blackbird, I would assume that would be something that would accelerate the management fee revenues. But I do not know if you can just give us any blanket statements or whatnot on that?

Ryan McKenna

Yes, Jason, it is Ryan. I think at this point, we will just take no -- we will not make any comments on any transactions with Blackbird, at this time until later.

Jason Arnold

Okay, fair enough. Thanks, guys.

Steven Udvar-Házy

Thanks, Jason.

Operator

Mark Linenberg, Deutsche Bank.

Michael Linenberg

Hello, good afternoon, everybody. I do not work for a Japanese bank, I work for a German bank, but -- (laughter).

John Plueger

Oh, okay. (laughter).

Michael Linenberg

Deutsche Bank. Anyway, I just want to go back to the comments, Steve, you mentioned that 143 aircraft have yet to be delivered, you have sort of locked up in long-term lease contracts. And if we think about, call it 100% of your 2017 commitments taken care of, and 91% in 2018, and 82% in 2019, what -- of the 143, what are the aircraft that fall into that 2017, 2018, 2019 bucket? Like what is left to place beyond that? Rough numbers, if you have them.

Steven Udvar-Házy

The 140-plus aircraft, of course, include our remaining 777-300ERs, there are two in the fourth quarter and two into the first quarter of next year, so basically, February of 2017 is the delivery of our last 777-300ER. We have placed all of our 787s in 2017. We are in LOI negotiations for a couple of airplanes that are in 2018, on 787s. A350s are all leased in 2017, 2018 and 2019; actually, up through 2020. As I mentioned earlier, all of our A320neos and 737 MAXs are all leased in 2017 and 2018. We are totally booked out until 2019; we have a few positions in 2019, but we already placed aircraft for deliveries in 2020.

Michael Linenberg

Okay, great. And then --

John Plueger

Mike, I would add, by the way, Steve commented that we are seeing from strength now emerging in the A330neo. I would also say that were getting pretty significant traction on our A321neo LRs.

Michael Linenberg

My next question, and this may be hard to answer, but whenever we see data points and press releases that sort of raise a few eyebrows, we are sort of trying to get to the bottom of it. And what I am referring to is there were some headlines not that long ago about SriLankan canceling four A350s, and paying $170 million of cancellation tied to that. And look, I realize it is not your contract, and maybe something that you cannot opine on, but we have a lot of questions from people saying, is this extreme, is this a misprint, or do you have that type of protection in your contracts? Anything that you can say, because it was a real eye-opener.

Steven Udvar-Házy

Well, I think you should talk to AerCap and Airbus, and SriLankan, which is a national government carrier, to discuss the specific commercial arrangements that were made. All I can tell you is that we have four A320 and A321neos, two of each, delivering to SriLankan on long-term 12 year contracts. That is part of their strategy to deemphasize the long-haul operation because of competition from the Gulf carriers, and focus more on regional flying within Asia, building up the A320, and the A321 fleet. Whereas they cancelled their AerCap A350 deal, and only they can discuss what the reason for that was, we are going ahead with SriLankan on the deliveries of long-term leases of two A320neos and two A321neos, which was part of the network strategy. Obviously, every contract has commitments with cash; there are other considerations, but I think every deal is different. There is no standard.

John Plueger

Yes, Mike -- one specific element of your question, Mike. In our lease agreement, there is no clause that says, for X-amount of dollars, you can get out of it -- I mean, we have --

Steven Udvar-Házy

They are non-cancellable --

John Plueger

They are non-cancellable, firm contracts supported by the cash deposits and other provisions Steve mentioned. But there is -- in zero of our leases, is there any mechanism, formulaic or otherwise, or even concept, that says, you pay X, and you get out of this.

Michael Linenberg

That is very good. That is good to hear. Thanks for the full answer. I appreciate it. Thanks, gentlemen.

John Plueger

I hope that helps clarify our position.

Michael Linenberg

Definitely, thank you.

Operator

Christopher Nolan, FBR & Company.

Christopher Nolan

Hello, thanks for taking my question. Your investment in Blackbird is relatively flat this quarter with last quarter. What should we look to in terms of the pacing items for growing Blackbird?

John Plueger

We do not project forward on that, Chris, because you could just take a cue for my comments. It is a very disciplined and specific investment portfolio guideline and parameters. So yes, we even commented last quarter the pace has slowed down a little bit. The LPs are very happy with whatever pace we have. They are far more focused on getting the right aircraft added and the right return metric, so it has slowed down a little bit. But as I said in my remarks, we continue to look, and look hard.

But the most important element is not the pace for this fund, of which we are 9.5% owner. The most important element is the quality of the assets and the earnings power, and the financial return. So, slowed down a little bit. We are not forecasting when it will -- how much more we will be doing and when. Suffice to say, it is deal-driven, specific aircraft driven, it is not driven by any gun to our heads or pacing items.

Christopher Nolan

As a follow up, John, I saw that -- I believe, $800,000 in gains to -- for sales to Blackbird this quarter. Are there specific aircraft types that go into Blackbird, or --?

Greg Willis

I think you are looking -- Hello, Chris, this is Greg. I think you are looking at the footnote disclosure that breaks out the amount of gains on aircraft that we recorded between Air Lease sales and Blackbird purchases. But there were no aircraft sales this quarter, so I bet you are looking at a nine month to-date number.

Christopher Nolan

Great. Well, thanks for the clarification, Greg.

Greg Willis

Okay.

Operator

Rajeev Lalwani, Morgan Stanley.

Rajeev Lalwani

Hello, gentlemen.

John Plueger

Hi, Rajeev. (multiple speakers).

Rajeev Lalwani

Two questions. One, John, in your prepared remarks, you made a comment about aircraft sales for next year. I think you were saying maybe above that $1 billion or so mark this year. Can you just talk a little bit more about how you are thinking about aircraft sales opportunities out there. That is the first question. And then second question is for you, Steve. I think the last time we spoke, you highlighted some concerns about select wide-body aircraft and it seems like since then, we have gotten a handful of orders, 777s, 787s, etcetera. Just your -- and 747, too. Just your latest thinking on the outlook for those aircrafts or just wide-bodies broadly.

John Plueger

I will take your first one, Rajeev. No, I think you misheard what I said. What I said in the remarks was that this year for 2016, for the first time, we will probably reach about $1 billion in sales. All I said for 2017 is that we are looking at our sales program going forward, and we think we are going to have good demand, but we have not given any projections as to the level of sales whatsoever.

I just simply am pointing out of that we continue to have people coming to us, wanting to buy airplanes from our fleet. Greg, in his comments, mentioned that we will have a few of our E-Jets and such spill over to 2017. Over and above that, we continue to see good approaches from a lot of buyers, but we are not projecting a billion dollars in sales, or any other number in sales for 2017. I simply point out that $1 billion this year is a pretty big record for us, and it has largely been driven by the sales of the E-Jets and ATRs.

Steven Udvar-Házy

As for your second question on wide-bodies, there been a surge of activity in the last 45 days. By way of example, Boeing announced the sale of 12 new 787-9 Dreamliners to China Southern, there has been a number of A350 transactions. Boeing was successful on getting a sale to UPS for 14 747-8 freighters, plus 14 options. We have concluded a number of campaigns, both on 787 and A350s, and we have a number of very exciting ongoing campaigns on A330neos. I think we have actually seen a strong demand curve from airlines in Europe, Asia, Middle East regions for wide-body aircraft.

Remember that our focus is on replacement of older generation wide-body aircraft with our airline customers. And virtually every one of the transactions that we have done and the ones that we are working on currently are replacing aircraft that were built in the early 1990s. These are aircrafts that are hitting 25 to 28 years of age; it is a very natural cycle. We are seeing very robust demand for our wide-bodies and as I mentioned in my remarks, we have 42 new wide-body aircraft, Boeing and Airbus, that are already pre-leased on long-term leases for future deliveries. That is more than any other lessor.

Rajeev Lalwani

Very helpful, thank you. Sorry for the confusion, John.

John Plueger

No worries.

Operator

Andrew Light, Citigroup.

Andrew Light

Hello, good afternoon. On the delayed A320neo aircraft next year, is that fully made up for in 2018 or is there some credit effect in two years? I am just generally on that program -- how positive are you with the engine solution and there’s one airline in particular (inaudible) public has demonstrated frustration and placing their orders elsewhere?

John Plueger

In terms of the actual performance of the engine itself in service, it has been good. The fuel burn has been spot-on, and I think all of the operators, in terms of its design criteria and parameters, have been happy. There have been a few technical matters. A few have come up with Indigo in India on certain aspects of the engine that we call the burner can, but Pratt & Whitney does have a fix for that issue. The frustration, I think that you are talking about, Andrew, is simply because Pratt & Whitney is not able to meet the originally planned production schedules.

They are working as feverishly hard as they can; we know that for sure. They have taken some pretty extraordinary steps to ramp-up production. They have been limited, for example, on some of their fan blades and automating that process, and they have had kind of a low yield there. But on a corporate basis, Steve and I met with Greg Hayes, the Chairman of UTC, several weeks ago and he assured us of their full corporate support and strength behind this program. I think the frustration is more on the lines of delaying aircraft;

everybody was counting on these airplanes. If passenger traffic were not great, if load factors were not going up, if people did not need these airplanes, they would not care. But the fact is, they do need the airplanes.

The dynamic challenge, there are two challenges. Number one is Pratt & Whitney's ability to produce. They are still on a steep ramp up in that regard. And then secondly, Airbus has a tough job because whatever engines Pratt & Whitney is able to give in 2017 and beyond, as that number is less than what was originally anticipated, or in the Airbus production plan. They have to allocate those engines as a scarce resource, and who those engines go to is a matter of debate and argument, and every airline, every lessor is saying we want ours first. Look, it is not an easy thing to manage. I believe at the end of the day, we have full confidence in the Pratt & Whitney Geared Turbofan, as we do the LEAP X. But you asked about the Geared Turbofan, from a technical performance characteristic, but it is frustrating to a lot of people that they missed the ramp up schedule.

Andrew Light

Can I -- on the A350, for example, kind of alluded yesterday to delays there. I know you have got a few coming up in the next couple of years, do you anticipate any delay?

Steven Udvar-Házy

No, our first delivery of the A350-900 is in the third quarter next year, and we have no information from Airbus that any of our A350s would be delayed.

Andrew Light

Great, thank you very much.

John Plueger

Thanks, Andrew.

Operator

I'm showing no further questions at this time. I would now like to turn the conference back to Ryan McKenna.

Ryan McKenna

Thank you everybody for joining us for today's earnings call. We will look forward to speaking with you for Q4 in 2017. Thank you.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation and have a wonderful day. You may now disconnect.